Exhibit 99.2
CONSOLIDATED WATER CO. LTD. SECOND QUARTER
CASH DIVIDEND DISTRIBUTION INFORMATION
GEORGE TOWN, Grand Cayman, Cayman Islands (May 14, 2007). Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) today issued a correction of previously announced information regarding its second quarter cash dividend.
In a news release dated May 10, 2007, the Company announced the declaration of its second quarter cash dividend of $0.065 per share. The news release contained incorrect dates regarding the record date and payment date for the dividend.
The correct information is as follows:
The Company’s Board of Directors has declared a quarterly cash dividend of $0.065 per share, payable July 31, 2007 to shareholders of record at the close of business on June 30, 2007.
About Consolidated Water Co. Ltd.
Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, Barbados, Belize and The Commonwealth of the Bahamas. The Company’s affiliate, Ocean Conversion (BVI) Ltd., also produces and distributes water in the British Virgin Islands.
The ordinary (common) shares of Consolidated Water Co. Ltd. are traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.
For further information, please contact:
David W. Sasnett, Executive Vice President and CFO, at (345) 945-4277 or via e-mail at
info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com